Exhibit (10)X

Target Corporation 2011 Long-Term Incentive Plan

EXECUTIVE
PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT
(U.S. and Canada)
THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made in Minneapolis, Minnesota as of the date of grant (the “Grant Date”) set forth in the award letter (the “Award Letter”) by and between the Company and the person (the “Executive”) identified in the Award Letter. This award (the “Award”) of Performance-Based Restricted Stock Units (“PBRSUs”), provided to you as a Service Provider, is being issued under the Target Corporation 2011 Long-Term Incentive Plan (the “Plan”), subject to the following terms and conditions. The intent of the Award is for the Executive to earn the Award, subject to minimum Company performance, for providing Service to the Company or a Subsidiary through the three full fiscal years after the Grant Date and, except for the specific circumstances described in this Agreement, receive the Shares issuable under the PBRSUs after the end of that period.

1.    Definitions. Except as otherwise provided in this Agreement, the defined terms used in this Agreement shall have the same meaning as in the Plan. The term “Committee” shall also include those persons to whom authority has been delegated under the Plan.

2.    Grant of PBRSUs.

(a)    Subject to the relevant terms of the Plan and this Agreement, as of the Grant Date, the Company has granted the Executive the number of PBRSUs set forth in the Award Letter (the “Goal Payout”). The maximum number of Shares that may be earned is equal to 125% of the Goal Payout (the “Maximum Payout”). The number of Shares actually earned, if any, shall depend on the Company’s performance during the period comprised of the Company’s three consecutive fiscal years beginning with the first full fiscal year commencing after the Grant Date (the “Performance Period”).

(b)    Except as set forth in Section 7, if the Minimum Performance Condition described in Section 3 is satisfied, the actual number of Shares earned will be determined by the Committee pursuant to a formula established by the Committee to measure the Company’s performance during the Performance Period (the “Payout Formula”). The determination of the actual number of Shares earned, which shall not exceed the Maximum Payout, shall occur as soon as practicable after completion of the Performance Period, but in any event not later than November 30 of the calendar year in which the Performance Period ends (the date the Committee so determines, the “Final Determination Date”). A description of the Payout Formula and the percentage of Shares to be earned, if any, for the various levels of performance will be communicated to the Executive. All decisions of the Committee regarding the application of the Payout Formula and the number of Shares earned shall be final and binding on the Executive. Except as set forth in Section 7, the Award shall be cancelled and the Executive shall have no rights hereunder if any of the following occur: (i) the Committee determines on the Determination Date described in Section 3 that the Minimum Performance Condition has not been satisfied, or (ii) the Final Determination Date does not occur.

3.    Minimum Performance Condition. Except as set forth in Section 7, as a condition to the receipt of any Shares in settlement of the Award, the Company’s earnings from continuing operations before interest expense and income taxes, excluding: (a) restructuring, exit or disposal costs under ASC 420 and ASC 712, (b) impairment charges under ASC 350 and ASC 360, and (c) benefit plan curtailment, settlement, amendment and termination gains and losses under ASC 715, must be greater than zero for the first full fiscal year of the Performance Period (the “Minimum Performance Condition”). The Committee shall determine whether the Minimum Performance Condition is satisfied as soon as practicable after completion of the first full fiscal year of the Performance Period, but in any event not later than November 30 of the calendar year in which the first full fiscal year of the Performance Period ends (the date the Committee so determines, the “Determination Date”).

4.    Vesting Schedule. The PBRSUs shall vest on the earlier of: (a) the end of the Performance Period, in which case, the PBRSUs shall vest in the amount determined by the Committee pursuant to the Payout Formula; (b) the date that the conditions for an Accelerated Vesting Event set forth in Section 5 are satisfied, in which case, the PBRSUs shall vest in the amount specified under the respective Accelerated Vesting Event; or (c) as specified in Sections 6 or 7. The date of vesting is referred to as the “Vesting Date”. All such vested PBRSUs shall be paid out as provided in Section 11, in accordance with and subject to any restrictions set forth in this Agreement, the Plan or any Release Agreement that the Executive may be required to enter pursuant to Sections 5 or 6. “Release Agreement” means an agreement containing a release of claims, a covenant not to engage in competitive employment, and/or other provisions deemed appropriate by the Committee in its sole discretion and, for an Executive subject to Canadian employment law, will be satisfied by the release contemplated in his or her separate employment agreement, including the post-employment confidentiality, non-compete and non-solicitation provisions contained in that separate employment agreement.

5.    Accelerated Vesting Events. Upon the occurrence of one of the following events (each, an “Accelerated Vesting Event”), the PBRSUs subject to this Agreement shall vest as provided below:

(a)    Early Retirement. If the Early Retirement Conditions are satisfied the PBRSUs shall vest in the amount determined by the Committee pursuant to the Payout Formula (if the Minimum Performance Condition is satisfied) as of the later of (i) the Determination Date, or (ii) the date the last of the Early Retirement Conditions is satisfied, as applicable. The “Early Retirement Conditions” are: (i) the Executive attaining age 55 and completing at least 15 years of Service (which 15 years need not be continuous) on or prior to the Executive’s voluntary termination of Service, (ii) the Company receiving a valid unrevoked Release Agreement from the Executive, and (iii) the Executive must have commenced

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discussions with the Company’s Chief Executive Officer or most senior human resources executive regarding the Executive’s consideration of termination at least six months prior to the Executive’s voluntary termination of Service.

(b)    Normal Retirement. If the Normal Retirement Conditions are satisfied the PBRSUs shall vest in the amount determined by the Committee pursuant to the Payout Formula (if the Minimum Performance Condition is satisfied) as of the later of (i) the Determination Date, or (ii) the date the last of the Normal Retirement Conditions is satisfied, as applicable. The “Normal Retirement Conditions” are: (i) the Executive attaining age 60 and completing at least 10 years of Service (which 10 years need not be continuous) on or prior to the Executive’s voluntary termination of Service, (ii) the Company receiving a valid unrevoked Release Agreement from the Executive, and (iii) the Executive must have commenced discussions with the Company’s Chief Executive Officer or most senior human resources executive regarding the Executive’s consideration of termination at least six months prior to the Executive’s voluntary termination of Service.

(c)    Death. In the case of the Executive’s death prior to the Executive’s termination of Service, the PBRSUs shall vest in the amount determined by the Committee pursuant to the Payout Formula (if the Minimum Performance Condition is satisfied) as of the later of (i) the Determination Date, or (ii) the date of the Executive’s death.

(d)    Disability. In the case of the Executive’s Disability prior to the Executive’s termination of Service, the PBRSUs shall vest in the amount determined by the Committee pursuant to the Payout Formula (if the Minimum Performance Condition is satisfied) as of the later of (i) the Determination Date, or (ii) the date of the Executive’s Disability.

6.    Involuntary Service Separation. Notwithstanding any other provisions of this Agreement to the contrary, and provided that the Company has received a valid unrevoked Release Agreement from the Executive, if the Executive’s Service is involuntarily terminated by the Company or a Subsidiary to which the Executive is providing Service (the “Service Recipient”) prior to the end of the Performance Period other than for Cause (an “Involuntary Service Separation”), then PBRSUs equal to 50% of the Goal Payout shall vest (if the Minimum Performance Condition is satisfied) as of the later of (a) the Determination Date, or (b) the date of the Executive’s Involuntary Service Separation. All remaining PBRSUs shall be cancelled and the Executive shall have no rights to such cancelled PBRSUs.

7.    Change in Control.

(a)    If a Change in Control occurs prior to the Determination Date or after a Committee determination on the Determination Date that the Minimum Performance Condition has been satisfied, the Award will continue to be subject to the Vesting Schedule provided in Section 4, the Minimum Performance Condition shall be deemed to be satisfied and, at the end of the Performance Period, the total number of Shares earned under the Payout Formula shall be deemed to be equal to the Goal Payout, except that if, after a Change in Control and prior to the end of the Performance Period:

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(i)    the Executive’s Service terminates voluntarily by the Executive for Good Reason (as defined in Section 11(b)(1)(y) of the Plan) or involuntarily without Cause, and provided that the Company has received a valid unrevoked Release Agreement from the Executive, then the total number of Shares earned under the Payout Formula shall be deemed to be equal to the greater of (A) 50% of the Goal Payout, or (B) the Goal Payout multiplied by a fraction. The numerator of such fraction referred to in this Section 7(a)(i)(B) shall be the number of months that have elapsed between the Grant Date and the date of termination of Service following the Change in Control, and the denominator shall be thirty-six (36) months. Notwithstanding the foregoing in this Section 7(a)(i), the PBRSUs shall vest in an amount equal to the Goal Payout if, on or prior to the termination of Service under this Section 7(a)(i), the Executive satisfies the age and years of Service requirements of either the “Early Retirement Conditions” in Section 5(a) or the “Normal Retirement Conditions” in Section 5(b) and the Company has received a valid unrevoked Release Agreement from the Executive.

(ii)    the Executive experiences an Accelerated Vesting Event described in Section 5, then the PBRSUs subject to this Agreement shall vest in an amount equal to the Goal Payout as of the date specified for the applicable Accelerated Vesting Event in Section 5.

(b)    If, prior to a Change in Control, the Committee has determined on the Determination Date that the Minimum Performance Condition has not been satisfied, then the Award shall be cancelled and the Executive shall have no rights hereunder.

8.    Cause. Notwithstanding any other provisions of this Agreement to the contrary, if the Committee concludes, in its sole discretion, that the Executive’s Service was terminated in whole or in part for Cause, all of the PBRSUs subject to the Award shall terminate immediately and the Executive shall have no rights hereunder.

9.    Other Termination; Changes of Service. If the Executive’s termination of Service occurs at any time prior to the end of the Performance Period for any reason not meeting the conditions specified in Sections 5 through 8, all of the PBRSUs subject to the Award shall terminate effective as of the date of termination of Service and the Executive shall have no rights hereunder. Service shall not be deemed terminated in the case of (a) any approved leave of absence, or (b) transfers among the Company and any Subsidiaries in the same Service Provider capacity; however, a termination of Service shall occur if (i) the relationship the Executive had with the Company or a Subsidiary at the Grant Date terminates, even if the Executive continues in another Service Provider capacity with the Company or a Subsidiary, or (ii) the Executive experiences a “separation from service” within the meaning of Code Section 409A.

10.    Dividend Equivalents. The Executive shall have the right to receive additional PBRSUs with a value equal to the regular cash dividend paid on one Share for each PBRSU earned pursuant to this Agreement prior to the conversion of PBRSUs and issuance of Shares pursuant to Section 11. The dividend equivalents will be based on the actual number of PBRSUs earned pursuant to this Agreement. The number of additional PBRSUs to be received as dividend equivalents for each PBRSU held shall be determined by dividing the cash dividend per share by the Fair Market Value of one Share on the dividend payment date; provided, however, that for purposes of avoiding the issuance of fractional PBRSUs, on

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each dividend payment date the additional PBRSUs issued as dividend equivalents shall be rounded up to the nearest whole number. All such additional PBRSUs received as dividend equivalents shall be subject to forfeiture in the same manner and to the same extent as the original PBRSUs granted hereby, and shall be converted into Shares on the basis and at the time set forth in Section 11 hereof.

11.    Conversion of PBRSUs and Issuance of Shares.

(a)    Timing. Vested PBRSUs shall be converted to Shares in accordance with the Payout Formula and shall be issued within 90 days following the Final Determination Date, but in any event not later than December 31 of the calendar year in which the Performance Period ends.

(b)    Unvested PBRSUs. All of the PBRSUs subject to the Award that are unvested as of the time the vested PBRSUs are converted and Shares are issued under this Section 11 shall terminate immediately and the Executive shall have no rights hereunder with respect to those unvested PBRSUs.

(c)    Code Section 409A. The Committee in its sole discretion may accelerate or delay the distribution of any payment under this Agreement to the extent allowed or required under Code Section 409A. Payment of amounts under this Agreement are intended to comply with the requirements of Code Section 409A and this Agreement shall in all respects be administered and construed to give effect to such intent.

12.    Taxes. The Executive acknowledges that (a) the ultimate liability for any and all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”) legally due by him or her is and remains the Executive’s responsibility and may exceed the amount actually withheld by the Company and/or the Service Recipient and (b) the Company and/or the Service Recipient or a former Service Recipient, as applicable, (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PBRSUs, including, but not limited to, the grant, vesting and/or conversion of the PBRSUs and issuance of Shares; (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of the PBRSUs to reduce or eliminate the Executive’s liability for Tax-Related Items; (iii) may be required to withhold or account for Tax-Related Items in more than one jurisdiction if the Executive has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event; and (iv) may refuse to deliver the Shares to the Executive if he or she fails to comply with his or her obligations in connection with the Tax-Related Items as provided in this Section.

The Executive authorizes and consents to the Company and/or the Service Recipient, or their respective agents, satisfying all applicable Tax-Related Items which the Company reasonably determines are legally payable by him or her by withholding from the Shares that would otherwise be delivered to the Executive the highest number of whole Shares that the Company determines has a value less than or equal to the aggregate applicable Tax-Related Items. In lieu thereof, the Executive may elect at the time of conversion of the PBRSUs such other then-permitted method or combination of methods established by the Company and/or the Service Recipient to satisfy the Executive’s Tax-Related Items.

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13.    Limitations on Transfer. The Award shall not be sold, assigned, transferred, exchanged or encumbered by the Executive other than pursuant to the terms of the Plan.

14.    Recoupment Provision. In the event of a restatement of the Company’s consolidated financial statements that is caused, in whole or in part, by the intentional misconduct of the Executive, the Company may take one or more of the following actions with respect to the Award, as determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion, and the Executive shall be bound by such determination:

(a)    cancel all or a portion of the PBRSUs, whether vested or unvested, including any dividend equivalents related to the Award; and

(b)    require repayment of all or any portion of the amounts realized or received by the Executive resulting from the conversion of PBRSUs to Shares or the sale of Shares related to the Award.

The term “restatement” shall mean the result of revising financial statements previously filed with the Securities and Exchange Commission to reflect the correction of an error. The term “intentional misconduct” shall be limited to conduct that the Compensation Committee determines indicates intent to mislead management, the Board, or the Company’s shareholders, but shall not include good faith errors in judgment made by the Executive.

The Executive agrees that the Company may setoff any amounts it is entitled to recover under this Section against any amounts owed by the Company to the Executive under any of the Company’s deferred compensation plans to the extent permitted under Code Section 409A. The Executive further agrees that the terms of this Section shall survive the Executive’s termination of Service and any conversion of the Award into Shares. This Section 14 shall not apply, and no amounts may be recovered hereunder, following a Change in Control.

15.    No Employment Rights. Nothing in this Agreement, the Plan or the Award Letter shall confer upon the Executive any right to continued Service with the Company or any Subsidiary, as applicable, nor shall it interfere with or limit in any way any right of the Company or any Subsidiary, as applicable, to terminate the Executive’s Service at any time with or without Cause or change the Executive’s compensation, other benefits, job responsibilities or title provided in compliance with applicable local laws and permitted under the terms of the Executive’s Service contract, if any.

(a)    The Executive’s rights to vest in the PBRSUs or receive Shares after termination of Service shall be determined pursuant to Sections 4 through 11. Those rights and the Executive’s date of termination of Service will not be extended by any notice period mandated under local law (e.g., active service would not include a period of “garden leave” or similar notice period pursuant to local law).

(b)    This Agreement, the Plan and the Award Letter are separate from, and shall not form, any part of the contract of Service of the Executive, or affect any of the rights

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and obligations arising from the Service relationship between the Executive and the Company and/or the Service Recipient.

(c)    No Service Provider has a right to participate in the Plan. All decisions with respect to future grants, if any, shall be at the sole discretion of the Company and/or the Service Recipient.

(d)    The Executive will have no claim or right of action in respect of any decision, omission or discretion which may operate to the disadvantage of the Executive.

16.    Nature of Grant. In accepting the grant, the Executive acknowledges, understands, and agrees that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement, and any such modification, amendment, suspension or termination will not constitute a constructive or wrongful dismissal;

(b)    the PBRSUs are extraordinary items and are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or welfare or retirement benefits or similar payments;

(c)    in no event should the PBRSUs be considered as compensation for, or relating in any way to, past services for the Company or the Service Recipient, nor are the PBRSUs or the underlying Shares intended to replace any pension rights or compensation;

(d)    the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(e)    the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Executive’s participation in the Plan or the PBRSUs;

(f)    no claim or entitlement to compensation or damages shall arise from forfeiture of the PBRSUs resulting from termination of the Executive’s Service (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the PBRSUs to which the Executive is otherwise not entitled, the Executive irrevocably (i) agrees never to institute any such claim against the Company or the Service Recipient, (ii) waives the Executive’s ability, if any, to bring any such claim, and (iii) releases the Company and the Service Recipient from any such claim. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Executive shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims; and

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(g)    the Executive is hereby advised to consult with personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the PBRSUs or the Plan.

17.    Governing Law; Venue; Jurisdiction; Severability. To the extent that federal laws do not otherwise control, this Agreement, the Award Letter, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly. The exclusive forum and venue for any legal action arising out of or related to this Agreement shall be the United States District Court for the District of Minnesota, and the parties submit to the personal jurisdiction of that court. If neither subject matter nor diversity jurisdiction exists in the United States District Court for the District of Minnesota, then the exclusive forum and venue for any such action shall be the courts of the State of Minnesota located in Hennepin County, and the Executive, as a condition of this Agreement, consents to the personal jurisdiction of that court. If any provision of this Agreement, the Award Letter or the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, the Award Letter or the Plan, and the Agreement, the Award Letter and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

18.    Currencies and Dates. Unless otherwise stated, all dollars specified in this Agreement and the Award Letter shall be in U.S. dollars and all dates specified in this Agreement shall be U.S. dates.

19.    Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English. Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la présente convention. If the Executive has received this Agreement or any other Plan document translated into a language other than English, the English version shall control.

20.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Executive’s participation in the Plan, on the PBRSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Executive to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.    Plan and Award Letter Incorporated by Reference; Electronic Delivery. The Plan, as hereafter amended from time to time, and the Award Letter shall be deemed to be incorporated into this Agreement and are integral parts hereof. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern. The Company or a third party designated by the Company may deliver to the Executive by electronic means any documents related to his or her participation in the Plan. The Executive acknowledges receipt of a copy of the Plan and the Award Letter.

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[End of Agreement]

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